Exhibit 99.1
Dear Shareholder,
It’s been just over a year now that I have had the honor of leading Citizens through what has proven to be the most challenging economic cycle in banking history. 2009 was a disastrous year, in every respect of the word, for banks — ours included. As we looked into 2009 at this time last year, we knew what we were facing and what we needed to do to be prepared to survive this economic cycle. We took a number of steps to ensure our survival.
—	We completed a rigorous loan portfolio analysis to gain an even better understanding of the types of credit in our portfolio and their behaviors during the cycle. We modeled various degrees of loan losses based on different levels of stress and the related impact to our capital. We planned for “most likely” or “worst case” stress case scenarios. While I am not proud of the results we posted in 2009, I am pleased that we have been managing to or better than our “most likely” stress case scenario since the second quarter of 2009.

—	We established a Capital Planning Committee of the Board in order to help evaluate the various levels of losses and balance sheet opportunities to preserve capital and enhance liquidity positions. This group was charged with the strategic and risk oversight of our plan as well as balancing the needs of the shareholders while maximizing our future potential. On September 30, 2009, we completed debt exchange offers and issued approximately 268 million new common shares which created almost $200 million in Tier 1 capital.

—	We took a hard look at our bank, our markets, our opportunities and our ability to deliver on those opportunities in the strategic plan. We began a project over the summer to better align our resources to those opportunities and fully implemented that project in October of 2009.
Our results in 2009 were poor. We reported a net loss of $514.2 million, which included a second non-cash goodwill impairment charge of $266.5 million. I realize it is a small comfort to say that we expected these losses. The economic climate we experienced, coupled with the mix of loans in our portfolio did not combine for a positive result. As we moved through the year, however, there were several bright spots that give us more confidence that we are moving toward stabilization and improvement.
•	Pre-tax pre-provision earnings (“PPP”), which is a measure of our core operating results, improved in each of the third and fourth quarters over the prior quarters of 2009. In the first quarter of 2009, our PPP dropped, but as the year progressed, the initiatives we put in place began to take hold and by the third and fourth quarters our PPP returned to levels we would expect during this cycle. The largest drain on these earnings is the cost of carrying non-performing loans. PPP was also impacted by higher FDIC assessments in 2009. In total, FDIC expenses went from an annual rate of $1.0 million in 2007 to $2.7 million in 2008 to reach $26.3 million in 2009. This is a higher cost of doing business that is expected to increase and will continue to negatively impact our results.

•	At the end of 2009, loan delinquencies were at their lowest point since March of 2007. In fact, loan delinquencies were down $135 million from the end of last year, starting 2009 at $291 million and ending the year at $155 million. Our bankers have been very focused and work directly with clients early in the delinquency cycle to help them stay on track.

•	The amount of loans we had on our “watch list” declined in the fourth quarter for the first time in seven quarters. Our watch list peaked in September of 2009 at $1.5 billion and had been growing since March of 2008. Our watch list is a proactive process that we use to carefully monitor loans that may deteriorate under stressful economic conditions. The loan movement into watch reflects our conservative approach. For example, we put $45 million of auto related loans on watch in the first quarter of 2009 as part of our pass-credit review process. These loans were performing, not delinquent, but we had concerns about the difficulties facing the auto industry and the ripple effect those difficulties could have on our clients. The watch process allows us to provide a more robust level of oversight into our client relationships, which not only helps mitigate potential losses but also formalizes dialogue between our bankers and clients so that we can create solutions for them to manage through these difficult times. In total during 2009, we reviewed over 1,200 individual credits totaling over $2.7 billion as part of our watch process.

•	Our allowance for loan losses at the end of 2009 is 4.33% of total loans, up from 2.80% at the end of 2008 and more than double that of our peer group median of 2.13%. Our strong reserve reflects the deliberate approach we use to manage problem credits through the cycle. At the end of the fourth quarter, the balances of both non-performing loans and non-performing assets were down compared to the third quarter. If these balances continue to decrease and we see economic improvement, we should be able to reduce the level of our loan loss reserves.

•	Even though total loan balances declined during 2009, we continued to see improvement in our net interest margin in the second half of the year. Continued efforts to improve spreads on renewing loans and engaging in consistent pricing discipline on new loans had a positive effect on net interest income during the year.

•	We grew our core deposits 13% year over year. This helped us to avoid outside funding of our loan book, reducing our cost of funds, and contributing to our improved margin. With our overall deposit growth for the year, our loan to deposit ratio moved to below 100% in 2009.

•	During 2009, we added over 32,000 new clients and we continue to experience some of the best retention rates in the industry, retaining over 90% of our clients.

•	Underscoring our commitment to lend to credit worthy borrowers, we approved $2.9 billion of loans in 2009 and we were named Michigan’s #1 SBA Lender for the second straight year.

•	In the past, expenses have largely been driven by salaries and benefits. In 2007, this category comprised 54% of all expenses, totaling $175.9 million. In 2008, it totaled $158.2 million and in 2009, salaries and benefits had declined to $139.2 million, or 41% of total expenses (excluding the goodwill impairment). This improvement reflects the focus on increasing efficiency and simply doing more with fewer people. As noted above, FDIC expenses grew significantly in 2009 and we can expect to see a continued high run rate. We also have higher costs associated with carrying more real estate properties that we assume during the foreclosure process, but we expect these costs to shrink as the economy improves.

•	We implemented our strategic plan in October. We streamlined our credit processes to enhance decision making and eliminate unnecessary redundancy. We realigned bankers to focus on our core business. These actions will further prepare us to navigate more efficiently through this cycle to regain our profitability.
As we look at 2010, our focus is to ensure we are positioned to get through the current cycle and to position the company for a return to profitability. Although it was a very difficult decision to dilute our common shareholders, completing the debt exchange in September of 2009 added significant strength to our capital position which was in the best long-term interest of our shareholders. We recently announced the sale of our Iowa franchise, which is scheduled to close in the second quarter of 2010.
As I write to you in March, I anticipate that 2010 will be a difficult year from a credit perspective as we work through the troubled loans that we hold. We will continue using our proven expertise in credit management and loan workout as we navigate through the end of this current cycle. We will look for opportunities to sell loans, both individually and in bulk, but only with limited negative impact on our capital position.
I recognize the tremendous loss of value you have endured this year. Citizens’ Board and management team are very aware of the responsibility we have to our shareholders to ensure that our company not only emerges from this cycle but does so as a stronger company in a position to rapidly rebuild value. We are committed to returning to profitability as quickly as possible.
For over 138 years, the real value of the Citizens franchise has always been its outstanding employees. The fortitude our bankers displayed this year in the midst of market and economic upheaval is a testament to their hard work and determination. I commend them for their extraordinary efforts and I am confident that their perseverance throughout 2010 will lead us to remarkable success.
I would also like to thank you — our shareholders — for your continued support during these challenging times.
Cathleen H. Nash
President and Chief Executive Officer
March 2010